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Exhibit 5.9

Direct: 214-999-4645
Direct Fax: 214-999-3645
dearhart@gardere.com

August 3, 2005

Beazer Homes USA, Inc.
1000 Abernathy Road, Suite 1200
Atlanta, Georgia 30328

  RE:
  Beazer Homes USA, Inc.
  Registration Statement of Form S-4

Ladies and Gentlemen:

        We have acted as special Texas counsel to Texas Lone Star Title, L.P., a Texas limited partnership (the "Guarantor") and subsidiary of Beazer Homes USA, Inc. ("Beazer"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by Beazer and the subsidiaries of Beazer listed in the Registration Statement, including the Guarantor, with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended. The Registration Statement relates to the issuance by Beazer of up to $350,000,000 aggregate principal amount of its 6.875% Senior Notes due 2015 (the "New Notes") and the issuance by the Guarantor and certain other subsidiaries listed in the Registration Statement of guarantees (the "New Guarantees") with respect to the New Notes. The New Notes will be offered by Beazer in exchange for $350,000,000 aggregate principal amount of its outstanding 6.875% Senior Notes due 2013 which have not been registered under the Securities Act. All capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Registration Statement.

        The New Notes and the New Guarantees will be issued under an Indenture, dated April 17, 2002 (the "Original Indenture"), and a Fifth Supplemental Indenture, dated as of June 8, 2005 (the "Fifth Supplemental Indenture" and together with the Original Indenture as supplemented to date the "Indenture") by and among Beazer, the Guarantor, certain other subsidiary guarantors listed in the Registration Statement and U.S. Bank National Association, as trustee.

        In rendering our opinions expressed below, we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below.

        In connection with this Opinion Letter, we have examined copies or originals of such documents, resolutions, certificates and instruments of the Guarantor as we have deemed necessary to form a basis for the opinions hereinafter expressed. In addition, we have reviewed certificates of public officials, statutes, records and other instruments and documents as we have deemed necessary to form a basis for the opinions hereinafter expressed.

        In our examination, we have assumed, without independent investigation, (i) the genuineness of all signatures, (ii) the legal capacity of natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and (v) the authenticity of the originals of such latter documents. With regard to certain factual matters, we have relied, without independent investigation or verification, upon statements and representations of representatives of the Guarantor.

        Based upon the foregoing, and subject to the exceptions, limitations, and qualifications set forth below, we are of the opinion that:

        1.     The Guarantor is validly existing as a limited partnership in the State of Texas and has all requisite power and authority, limited partnership or otherwise, to conduct its business as currently conducted, to own its properties, and to execute, deliver and perform all of its obligations under the Guarantee to be issued by it (the "Guarantee").

        2.     The Guarantor has duly authorized, executed and delivered the Indenture.

        3.     The execution and delivery by the Guarantor of the Indenture and the Guarantee and the performance of its obligations thereunder have been duly authorized by all necessary limited partnership or other action and do not and will not (i) require any further consent or approval of its partners, or (ii) violate any provision of any law, rule or regulation of the State of Texas or, to our knowledge, any order, writ, judgment, injunction, decree, determination, or award presently addressed to and binding on Guarantor which violation would impair its ability to perform its obligations under the Guarantee, or (iii) violate its certificate of limited partnership or limited partnership agreement.

        The opinions expressed herein are subject to the following exceptions, limitations, and qualifications:

        A.    We are members of the Bar of the State of Texas. In rendering the foregoing opinions, we express no opinion as to the effect (if any) of laws of any jurisdiction except those of the State of Texas. Our opinions are rendered only with respect to such laws, and the rules, regulations, and orders thereunder that are currently in effect, and we disclaim any obligation to advise you of any change in law or fact that occurs after the date hereof. We express no opinion as to the enforceability of the Indenture or the Guarantee.

        B.    We hereby consent to the references in the Registration Statement to our Firm under the caption "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,
GARDERE WYNNE SEWELL LLP
By:	/s/ DAVID R. EARHART David R. Earhart, Partner

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  Exhibit 5.9